Exhibit 8.1

February 21, 2017

Sunoco Logistics Partners L.P.

3807 West Chester Pike

Newtown Square, Pennsylvania 19073

RE:	Sunoco Logistics Partners L.P. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”) in connection with the registration statement on Form S-4 of the Partnership (Registration No. 333-215183), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Partnership of common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to an agreement and plan of merger (the “Merger Agreement”), dated as of November 20, 2016, as amended on December 16, 2016, by and among the Partnership, Sunoco Partners LLC (“SXL GP”), SXL Acquisition Sub LLC, SXL Acquisition Sub LP, Energy Transfer Partners, L.P. (“ETP”), Energy Transfer Partners GP, L.P. (“ETP GP”), and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. Pursuant to such Merger Agreement, SXL Acquisition Sub LP, a wholly owned subsidiary of SXL, will merge with ETP, with ETP continuing as the surviving entity and becoming a wholly owned subsidiary of SXL (the “Merger”). Concurrently with the Merger, SXL GP will merge with ETP GP, with ETP GP continuing as the surviving entity and becoming the general partner of SXL (the “GP Merger”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership and a certificate of an officer of ETP (together, the “Officers’ Certificates”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officers’ Certificates. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

We hereby confirm that all statements of legal conclusions contained in the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of SXL Common Unit Ownership” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officers’ Certificates, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of SXL Common Unit Ownership.” We are opining herein only as to the federal income tax matter described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you and may be relied on by you in connection with the transactions set forth in the Registration Statement. In addition, this opinion may be relied on by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common units pursuant to the Registration Statement. However, this opinion may not be relied upon for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement and the use of our name in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.